Exhibit 107
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.500% Senior Notes due 2025	457(o)	—	—	$750,000,000	0.00011020	$82,650	—	—	—	—
Fees to Be Paid	Debt	5.350% Senior Notes due 2026	457(o)	—	—	$750,000,000	0.00011020	$82,650	—	—	—	—
Fees to Be Paid	Debt	5.050% Senior Notes due 2028	457(o)	—	—	$1,000,000,000	0.00011020	$110,200	—	—	—	—
Fees to Be Paid	Debt	5.000% Senior Notes due 2030	457(o)	—	—	$1,000,000,00	0.00011020	$110,200	—	—	—	—
Fees to Be Paid	Debt	4.900% Senior Notes due 2033	457(o)	—	—	$1,250,000,000	0.00011020	$137,750	—	—	—	—
Fees to Be Paid	Debt	5.100% Senior Notes due 2043	457(o)	—	—	$750,000,000	0.00011020	$82,650	—	—	—	—
Fees to Be Paid	Debt	5.050% Senior Notes due 2053	457(o)	—	—	$1,500,000,000	0.00011020	$165,300	—	—	—	—
Fees to Be Paid	Debt	5.200% Senior Notes due 2063	457(o)	—	—	$750,000,000	0.00011020	$82,650	—	—	—	—
	Total Offering Amounts					$7,750,000,000		$854,050
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$854,050
(1)The value of the securities canceled upon the issuance of the securities registered on this Form S-4, calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended, is equal to the principal amount of such securities.